Exhibit 10.13

FIRST AMENDMENT TO LEASE
(1420 N. McDowell Blvd.)

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) dated as of January 12, 2012, is entered into between SEQUOIA CENTER LLC, a California limited liability company (“Landlord”) and ENPHASE ENERGY, INC., a Delaware corporation (“Tenant”).

THE PARTIES ENTER INTO THIS AMENDMENT based upon the following facts, understandings and intentions:

A. Landlord and Tenant previously entered into that certain Redwood Business Park NNN Lease dated as of June 3, 2011 (together with all exhibits thereto, the “Lease”) pursuant to which Tenant leases from Landlord the first floor of the building commonly known as 1200 N. McDowell Boulevard, Petaluma, California. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Lease (including the Work Letter Agreement attached as Exhibit B thereto) in connection therewith.

B. Landlord and Tenant desire to make certain changes to the Lease as further provided herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Estimated Commencement Date. The Estimated Commencement Date is hereby extended to (i) February 15, 2012 with respect to the second and third floors of the Building, and (ii) April 10, 2012 with respect to the first floor of the Building. Tenant acknowledges that Landlord may deliver the Premises to Tenant in the condition required by the Lease prior to the Estimated Commencement Date, and that in such event the Commencement Date shall occur prior to the Estimated Commencement Date on the date the Premises are Substantially Completed as defined in Section 13 of the Work Letter Agreement.
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2. Approved Working Drawings. Landlord and Tenant hereby agree that the Working Drawings listed on Schedule 1 attached hereto shall be deemed the “Approved Working Drawings” under Section 2 of the Work Letter Agreement. Tenant shall either (a) modify the Approved Working Drawings to restore the roof access that would be eliminated per the Approved Working Drawings, or (b) install roof walking pads as reasonably determined by Landlord to allow full roof access from other access points, with such changes constituting a Tenant requested Change Order at Tenant's sole cost. Landlord shall have the right to direct changes to the

Approved Working Drawings to effectuate the Change Order Requests listed on Exhibit C (the "COR's"). Such changes shall be subject to Tenant's approval, which shall not be unreasonably withheld, conditioned or delayed. Such changes directed by Landlord shall not constitute Tenant requested Change Orders. By way of example, Landlord shall specify the mesh material contemplated in COR No. 31, and Tenant may suggest alternative materials but may not require a material that does not result in the savings contemplated in COR No. 31 .

3. Approved Budget. This Section 3 of this Amendment replaces and supersedes Section .3 of the Work Letter Agreement with respect to Tenant's budget approval for the Tenant Improvements to be constructed in the Premises, but the mechanism set forth in Section 3 of the Work Letter Agreement shall apply with respect to the construction of Tenant Improvements in the Expansion Space in the event Tenant exercises its expansion rights pursuant to Section 24 of the Lease. Tenant hereby approves the Tenant Improvement Summary attached hereto as Exhibit A (the “Approved Budget”), which is based on the Proposal from Vila Construction dated November 16, 2011 attached hereto as Exhibit B and the Approved Working Drawings referenced therein, as modified by the COR's (as so modified, the “Contractor Proposal”). In no event shall Tenant's Contribution (defined below) be increased because the Tenant Improvement Summary attached hereto as Exhibit A failed to include an item expressly and unambiguously required in the Approved Working Drawings, as modified by the COR's. For the purposes of clarity, the parties hereby agree that the Approved Working Drawings did not expressly and unambiguously require a water proofing membrane on the concrete slab on the first floor. The Approved Budget applies to the Premises as well as an additional 24,000 square feet of space located in the adjacent building having an address of 1400 N. McDowell Boulevard, Petaluma, California.

4. Tenant Payment for Tenant Improvements. Section 6 of the Work Letter Agreement is hereby deleted in its entirety and replaced with the following: Tenant shall pay to Landlord $1,145,521.66, which represents Tenant's contribution to the portion of the Tenant Improvements described in the Approved Working Drawings and the COR's applicable to the Premises (i.e., 75% X $l,527,362.21) as more particularly set forth in the Approved Budget ("Tenant's Contribution"). Tenant shall pay such amount on the following schedule: 50% upon the mutual execution and delivery of this Amendment, 25% within ten (10) days following the delivery of the second and third floors of the Building to Tenant in the condition required by the Lease, and 25% within ten (10) days following the delivery of the first floor of the Building to Tenant in the condition required by the Lease. Notwithstanding anything to the contrary contained in the Work Letter Agreement, Landlord shall be responsible for any and all costs to perform such work in excess of Tenant's Contribution; provided (a) that (i) any changes by Tenant to the Approved Working Drawings or the COR's listed in Exhibit C, including without limitation changes contemplated in change order requests previously approved by Tenant but not included in the COR's listed in Exhibit C, and (ii) any additional costs resulting from errors or omissions in the Approved Working Drawings, shall constitute Change Orders per Section 8 of the Work Letter Agreement, and (b) that Tenant shall be solely responsible for the cost of procuring and installing any trade fixtures, equipment, appliances, furniture, furnishings, telephone or computer equipment or wiring or other personal property. As provided in Section 9 of the Work Letter

Agreement, all delays in Substantial Completion of the Tenant Improvements beyond the Estimated Commencement Date caused by Tenant requested Change Orders (including Change Orders resulting from errors or omissions in the Approved Working Drawings) shall constitute Tenant Delays. Notwithstanding the foregoing, Landlord shall be responsible for delays and costs resulting from an error or omission in the Approved Working Drawings that both (A) would not have been avoided by a licensed architect applying the standard of care customary in the industry, and (B) Vila Construction, applying the standard of care customary in the industry, should have nonetheless taken into account when preparing the estimate reflected in the Approved Budget. As an example, the following omission in the COR's would be the responsibility of Landlord: COR No. 12 calls for the removal of perimeter column drywall encasements, which resulted in exposure of the window side of the columns to daylight. Due to the opaque quality of glass and the original condition of the drywall encasement having a dark paint finish, this condition was not contemplated by Axia as warranting application of finish paint to that side of the columns despite Axia exercising customary care in the industry with respect to such encasement removal. When direct daylight is applied, however, the columns are somewhat apparent from the exterior, and Vila Construction, exercising customary care in estimating the cost of COR No. 12, should have included (and did include) the painting of the backside of the columns. Haley Recio, Matt Rudie, Russ Sweeney and Paul Nahi shall have authority to approve Change Orders and any Change Order approved in writing or by email by any such representative shall be binding upon Tenant. As an accommodation to Tenant, Landlord shall require payment for Change Orders for which Tenant is responsible within five (5) days following Tenant's notice to proceed with a Change Order rather than requiring prepayment as previously required by the Work Letter Agreement.

5. Special Circumstances. Notwithstanding the allocation of responsibilities for costs set forth in Section 4 above, Landlord and Tenant have allocated certain costs as follows:

5.1. Toilet Partitions. So long as Tenant does not make any improvements or other modifications to the restrooms serving the Premises, Landlord shall be responsible, at its sole cost, for all work in the restrooms required by the City of Petaluma to comply with the Americans with Disabilities Act (the "ADA"). If Tenant elects to make any improvements or other modifications to the restrooms that trigger any work to comply with ADA, such work shall constitute a Change Order at Tenant's sole cost.

5.2. Stairway. The Contractor Proposal contemplates granite slab segmented treads with granite slab risers for the internal lobby stairway. Any structural upgrades to the stairway required as a direct result of the granite treads and risers that are not included in the Contractor Proposal shall be at Landlord’s sole cost. Any additional structural upgrades required to accommodate stairway components or details different from those in the Contractor Proposal shall constitute Tenant requested Change Order at Tenant's sole cost.

6. Additional Drawings. On December 15, 2011, Tenant delivered to Landlord drawings and specifications dated December 13, 2011 prepared by Axia Architects (the "December 13 Drawings"), subject to review and approval by Landlord in accordance with Section 2 of the Work Letter Agreement. Tenant acknowledges that, subject to Landlord's timely compliance with the provisions of the Work Letter Agreement requiring Landlord to respond to drawings and specifications submitted for approval, any delays in Substantial Completion of the Tenant Improvements beyond the Estimated Commencement Date caused by any changes from the Approved Working Drawings or COR's that are required in the December 13 Drawings or caused by errors or omissions in either the Approved Working Drawings or the December 13 Drawings shall constitute Tenant requested Change Orders as more fully set forth in Section 4 above.

7. Tenant Payment for Delay. Landlord and Tenant disagree as to who is responsible for the delay in the Estimated Commencement Date referenced in Section 1 above. Without either party admitting fault or liability, the parties have agreed to resolve such disagreement by Tenant paying to Landlord $184,824.99 concurrently with the execution and delivery of this Amendment. Such amount represents fifty percent (50%) of the rent that would have been payable under the Lease had the Commencement Date occurred on the original Estimated Commencement Date of November 1, 2012 rather than on the revised Estimated Commencement Date. Such calculation is set forth in Exhibit D. Tenant acknowledges that such payment is a fixed amount and shall not be subject to change if Landlord delivers the Premises to Tenant prior to the Estimated Commencement Date.

8. Tenant Payment of Advanced Base Rent. Tenant was required under Section 4.1 of the Lease to pay $72,000 in Advanced Base Rent concurrently with the mutual execution and delivery of the Lease, but through an oversight did not pay such Advanced Base Rent to Landlord until January 6, 2012, and Landlord hereby accepts such payment and waives any default in connection with such late payment.

9. Phased Termination of 201 1st Street Lease. At the time the Lease was executed, the parties anticipated Tenant relocating from its premises at 201 First Street in Petaluma, California (the “201 First Street Premises”) to the Premises and the Neighboring Building all at one time. With the staggered delivery of the Premises and portions of the Neighboring Building now anticipated, the parties anticipate Tenant moving from the 201 First Street Premises in two phases. Accordingly, Landlord shall, if requested by Tenant, deliver the termination agreement described in Section 3.1 of the Lease with respect to discrete portions of the 201 First Street Premises rather than the entire 201 First Street Premises. Portions of the 201 First Street Premises requested for termination shall be readily leasable to third parties with direct access to the common areas of the 201 First Street building and without the need for any demising walls. In the event that Landlord shall delay delivery of a fully executed termination agreement, Landlord shall pay Tenant's rent for the applicable portion of the 201 First Street Premises directly to the owner of such Premises on a day for day basis for each day Landlord's failure to deliver the termination agreement continues.

10. Condition Precedent. Tenant making the payments required upon execution of this Amendment in Sections 4 and 7 above is a condition precedent to the effectiveness of this Amendment, and this Amendment shall be of no force or effect if such payments are not delivered by Tenant concurrently with Landlord's delivery to Tenant of a fully executed original of this Amendment.

11. Entire Agreement. This Amendment represents the entire understanding between Landlord and Tenant concerning the subject matter hereof, and there are no understandings or agreements between them relating to the Lease or the Premises not set forth in writing and signed by the parties hereto. No party hereto has relied upon any representation, warranty or understanding not set forth herein, either oral or written, as an inducement to enter into this Amendment.

12. Continuing Obligations. Except as expressly set forth to the contrary in this Amendment, the Lease remains unmodified and in full force and effect. To the extent of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

"LANDLORD"			"TENANT"

SEQUOIA CENTER LLC,			ENPHASE ENERGY, INC.,

a California limited liability company			a Delaware corporation

By:	G&W Ventures, LLC,		By:	/s/ Paul Nahi
	a California limited liability company,			Name: Paul Nahi
	its Manager			Its: President/CEO

	By:	/s/ Matthew T. White
Matthew T. White, Manager

Schedule 1

LIST OF APPROVED WORKING DRAWINGS

1.	The following sheets by Axia dated September 7, 2011

T1,T2,T3,T4;A1.1,A1.2, A.2.0.1A, A2.0.2A,A2.1 A, A2.2 A, A2.3 A, A4.1 A,
A5.1 A, A.2.0.1B, A2.0.2B, A2.0.3B, A2.0.4B,A2.0.5B, A2.0.6B, A2.0.7B, A2.1
B, A2.2 B, A2.3 B, A3.3 B, A3.4 B, A3.5 B, A4.1 B, A4.2 B, A4.3 B, A4.4 B, A4.5 B, A4.6B, A4.7 B, A4.8 B, A4.9 B, A5.1 B, A5.2 B, A5.3 B, A5.4 B, A8.1, A9.1, A9.2, A9.3, A9.4, A9.5

2.	The following sheets by ATM Engineering dated August 31, 2011:

S1.1, S2.1, S3.1, S3.2

3.	The following sheets by Indoor Environmental Services dated August 31, 2011:

M0.1, M0.2, M0.3, M0.4, M1.1A, M1.1B, M1.2A, M1.2B, M1.2A, M1.2B, M1.3A, M1.3B, M1.4A, M1.4B, M2.1

4.	The following sheets by O’Rourke Electric Inc. dated August 10 2011:

E0.1, E2.1, E3.1, E6.1, E6.3, E6.4, E6.5, E6.6, E6.7, E2.2, E2.3, E2.4, E3.2
E3.3, E3.4, E6.2, E6.8, E6.11

5.	Responses to Requests for Information Nos. 1-10

EXHIBIT A

Tenant Improvement Summary		12/15/2011

Enphase
1400, 1420 N. McDowell Blvd.	Square Foot	96,000
Petaluma, CA 94954

Description TI Expansion Costs		Cost

Tenant Improvements Per Vila’s 11.16.11 Bid Letter		$6,001,417.00
Reductions for Approved COR’s:
COR’s #: 6,8,9,12,19,21,22,23,24,26,28,31,37,
38,39,40,41,43,44,45,48,59,62,63		$(457,387.00)
Addition of “Code Only” Fire Alarm Work per Alternate:		$4,280.00
Total Contact Amount		$5,548,290.00

Less Overlaps from Prior Approvals:
Ceiling Tile Removal		$(5,000.00)
Demolition Costs		$113,203.00
Other Adjustments, BSP to Pay:
Power during construction: BSP to cover expense		$(7,500.00)
Temporary toilets: BSP to cover expense		$(2,400.00)
Code only Fire alarm work		$(4,260.00)

Other:
BSP to perform landscape screening at transformers on balcony and one exterior considering unit (note: this cost is NOT included in the Bid Letter; no adjustment req;d)		$—
EMON system work to be performed as part of future TI’s, 2nd and 3rd floor of 1400 as req’d (Note: this cost is not included in Bid Letter; no adjustment req’d)		$—

Building Permit Fee - (Assumes no Impact Fees)		by Tenant
CM Fee		waived
1400 Handicap Parking Improvements - to be charged to
2nd, 3rd Flr. TI Allowance		$—
Structural Engineering Re -Design Proposal - Chiller		$2,700.00
Total Costs, This Summary		$5,418,627.00

Prior Authorizations:
10.20.11 1400 Demo, excl. Ceiling Tile Removal Direct Costs
Plan Check Fee
Furniture Mock Up Costs
7.19.11 Ceiling Tile Removal/Slab Moisture Tests
7.15.11 MEP Coordinator & Structural Engineer
7.28.11 Demo for 1420, excluding Cell Tile Removal Costs Approved Separately
7.28.11 Demo Permit costs, w/o Mark up		$1,216.47
Total TI Costs Approved to Date:		$5,590,821.21

Tenant Improvement Allowance: $40/sf		$3,840,000.00

Amount Over Tenant Improvement Allowance		$1,750,821.21
Agreed Cost Sharing By BSP		$(223,459.00)
Total Construction and Other Costs Payable		$1,527,326.21

EXHBIT B

VILA PROPOSAL - 11/16/11

[attached]

Exhibit B Vila Construction Co. GENERALCONTRACTORS 590 South 33rd Street Richmond, California 94804
Office Phone
(510) 236-9111

Fax		Contractor’s
(510) 236-4979		Lic. No. 300454
www.vilaconstruction.com
November16, 2011

Basin Street Properties
1383 North McDowell Blvd., suite 200
Petaluma, CA 94954
Attn: Matt Sherrill

RE: Enphase Tenant Improvement
1400 / 1420 North McDowell
Petaluma, CA

Matt,
The followinq is Our Cost Breakdown for the Enphase Tenant Improvement at 1400/1420 North McDowell Blvd., Petaluma. The costs are based on the Construction Documents from AXIA Architects, dated 5eptember7, 2011.

1.	General Conditions	$173,600.00
2.	Demo Work	118,203.00
3	Concrete Work	5,940.00
4.	Pre Cast Concrete Countertops	65,112.00	*see Line item 34
5.	Structural Steel / Metal Fabrications	164,814.00
6.	Carpentry	90,000.00
7.	Millwork	77,085.00
8.	Wood Veneer Paneling	47,522.00
9.	Roof Patching (allowance)	20,000.00
10.	Doors, Frames, Hardware	132,768.00
11.	Glass/Glazing	264,000.00
12.	Glass/ Stainless Steel Railings	80,360.00
13.	Accordian Door	19,930.00
14.	Gypsum Board	587,917.00
15.	Ceramic Tile	65,049.00
16.	Acoustical Ceilings	58,995.00
17.	Floor Covering	490,385.00
18	Painting	163,652.00
19.	Whiteboards (backing only)	2,850.00
20.	Toilet Partitions/Accesories	29,060.00
21.	Projector Mounts	21,688.00
22.	Access Floor Repair	20,130.00
23.	Signage	by tenant

	Page 2

24.	Interior Blinds/Motorized Shades	33,599.00
25.	Roof Hatches/Ships Ladders	24,114.00
26.	Elevator Upgrades	5,940.00
27.	Fire Sprinklers	65,308.00
28.	HVAC	981,776.00
29.	Hydronic Piping	18,590.00
30.	Plumbing	59,205.00
31	Electric	1,534,862.00
32.	Fire Alarm System	41,095.00
33.	Wire Mesh Ceiling	120,248.00
34.	Granite Stone, Lobbles & Stairs 1&2	51,336.00
	Sub Total	$5,635,133.00
	OH & P	366,284.00
	TOTAL LINE ITEMS	$6,001,417.00

34.	COR #6	2,205.00
35.	COR #8	2,327.00
36.	COR #9	7,326.00
37.	COR #12	(7,743.00)

38.	COR #19	145.00
39.	COR #21	—	pending engineering
40	COR #22	—	pending re-design
41.	COR #23	3,972.00
42.	COR #24	817.00
43.	COR #26	(4,350.00)
44.	COR #28	(134,519.00)
45.	COR #37	(8,288.00)
46.	COR #38	(34,340.00)
47.	COR #39	(18,813.00)
48.	COR #40	(14,377.00)
49.	COR #41	(69,522.00)
50.	COR #43	(35,770.00)
51.	COR #44	(2,455.00)
52.	COR #45	(5,242.00)
53	COR #48	(25,246.00)
53.	COR #59	deducted $12,100 from the electric line item (both bldgs)
54.	COR #63 (allowance)	(4,000.00)
	Sub Total	$(339,873.00)
	OH & P	included
	TOTAL COR’s	$339,873.00

	GRAND TOTAL	$5,661,544.00

Clarifications & Alternates
1. We do not Include any permit, architectural, or utility company fees.

2. The alternate listed below are Just a few obvious ones. We can review all VE options in our meeting.

3. Alternate#1; Per the specification, Install R·11 insulation above the acoustical ceiling; ADD $6,805.00

4. Alternate #2; Provide and install a FM 200 fire System In the Server Room; ADD $37,625.00

5. We have not Included changing the wall texture in the exterior stairwells.

6. Electrical Items not Included in above costs, without GC markup;

1.	Restroom lighting over sinks, 1420, allowance	$2,600

2.	Training Room Upgrades	$8,000

3.	Fire alarm system boxes, conduit, & cabling	$55,000
7. Cleaning of the existing mini blinds on the exterior windows is NIC.

8. Alternate #3; Fire alarm check, if required:Add $4,260.00

Respectfully Submitted
VILA CONSTRUCTION COMPANY

Robert P. Vila
Vice President

EXHIBIT C

LIST OF CHANGE ORDER REQUESTS

[attached]

Vila Bld Letter Line #	Accepted CORs #	Description	COR Cost
34	6	move sprinkler valves in lobby	2,205.00
35	8	expose steel beam @ Stairs 3 and 4	2,327.00	remove sheet rock from steel beam and paint steel
36	9	sheet rock over small windows at Stair #4	7,326.00
37	12	Remove sheet rock from exterior columns	(7,743.00)
38	19	remove sheet rock from inter. Column @wnd floor stair #2	145.00
39	21	increase air flow at relocated board room	—	pending engineering
40	22	rotate sodering area and move against Row A	—	pending re-design
41	23	change wall at gridline C @ gridline 2-5 to full height wall	3,972.00
42	24	Add 230V/50Hz outlet in Engineering Chambers	817.00
43	26	Remove sheet rock from interior columns	(4,350.00)
44	28	delete new toilet partitions and tile work	(134,519.00)	This will delete new toilet partitions, replacement of plumbing fixtures and new tile work. ADA shower will remain

	31	Delete steel mesh ceiling and install grid mesh	(73,748.00)	this will delete the custom metal mesh ceiling and add metal mesh panels in t-bar grid; new means to support glass wall is required

45	37	change roof hatch to manual	(8,288.00)	this changes the roof hatch door (1 only) to a manual operation in lieu of having an electric motor and switch

46	38	change precast concrete counters to p-lam	(34,340.00)	this will delete the precast concrete countertops at restroom replace them with P-lam

47	39	change door hardware to Dorma	(18,813.00)
48	40	Delete fry reglet and use L metal at sheet rock	(14,377.00)	this will delete the decorative trim at sheet rock locations

49	41	Delete steel canopy at Entry	(69,522.00)
50	43	Delete drywall trim detail at steel bin and metal kickers at exterior walls;run	(35,770.00)	this will delete work shown on Axia SK-1 at perimeter walls
		drywall straight up wall behind beam

51	44	Paint corridor walls above metal ceiling and eliminate patching of corridor walls	(2,455.00)	this will eliminate patching of fire caulking and penetrators
52	45	change motorized shades to manual	(5,242.00)	this will change the motorized shades at the Training room to manually operated

53	48	delete 1 roof latch and ships ladder at 1400	(25,246.00)	this will delete roof access at 1400
53	59	cable tray	n/a	deducted $12,100 from the electric line item (both bldgs)
	62	change the fire alarm scope to code minimus	(43,766.00)
54	63	Add structural steel to roof for chiller	4,000.00	Allowance; add structural steel to roof for chiller paint
	Sub Total		(457,387.00)
	OH & P		included
	TOTAL COR’s		$(457,387.00)

EXHIBIT D

Base Rent and CAM

Labs on Ground Floor - 162 day delay/2=81 days

Bldg	Sq. ft	Base Rent	CAM	Rent + Cam per day	Office Base Rent and CAM Owed Now

1,400	24,000	$1.10	$0.28	$1,088.88	$88,199.01

		Total Rent and CAM Owed			$88,199.01